As filed with the Securities and Exchange Commission on July 2, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GREENLIGHT CAPITAL RE, LTD.
(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

802 West Bay Road, The Grand Pavilion
P.O. Box 31110
Grand Cayman KY1-1205
Cayman Islands
(345) 745-4573
(Address of Principal Executive Offices)

GREENLIGHT CAPITAL RE, LTD.
AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN
(Full title of the plan)

Corporate Service Company
1133 Avenue of the Americas
Suite 3100
New York, New York 10036-6710
(Name and address of agent for service)
(212) 299-5600
(Telephone number, including area code, of agent for service)

Copies to:

Kerry E. Berchem, Esq.	Leonard Goldberg
Akin Gump Strauss Hauer & Feld LLP	Chief Executive Officer
590 Madison Avenue	Greenlight Capital Re, Ltd.
New York, New York 10022	802 West Bay Road, The Grand Pavilion
(212) 872-1000	P.O. Box 31110
Grand Cayman, KY1-1205
Cayman Islands
(345) 745-4573

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee (1)
Class A Ordinary Shares, par value $0.10 per share	2,000,000 shares	$22.95	$45,900,000	$1,409.13
(1)	Estimated pursuant to Rule 457c under the Securities Act of 1933, as amended, solely for the purpose of computing the registration fee, based on the average of the high ($23.25) and low ($22.65) prices of the securities being registered hereby on the Nasdaq Global Select Market on June 28, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.    Plan Information.

The documents containing the information specified in Part I of this registration statement will be sent or given to participants in the Greenlight Capital Re, Ltd. Amended and Restated 2004 Stock Incentive Plan, as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not being, filed by the Company with the Securities and Exchange Commission, either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this registration statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2.    Company Information and Employee Plan Annual Information.

Greenlight Capital Re, Ltd. will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this registration statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Greenlight Capital Re, Ltd., 802 West Bay Road, The Grand Pavilion, P.O. Box 31110, Grand Cayman, KY1-1205, Cayman Islands.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    Incorporation of Documents by Reference.

The following documents, which have heretofore been filed by the Registrant with the Securities and Exchange Commission (the ‘‘Commission’’) are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	The Registrant’s Prospectus, dated May 24, 2007, filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Company’s latest fiscal year.

(b)	The description of the Registrant’s Class A Ordinary Shares, par value $0.10 per share contained in the Registrant’s registration statement on Form 8-A filed with the Commission pursuant to section 12(b) of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’), originally on May 22, 2007, in which reference is made to the information set forth under the heading ‘‘Description of Share Capital’’ in the Registrant’s Prospectus, which constitutes a part of the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-139993), filed under the Securities Act.

All other documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to collectively as the ‘‘Incorporated Documents’’).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained therein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.    Description of Securities.

Not applicable.

ITEM 5.    Interests of named Experts and Counsel.

Not applicable.

ITEM 6.    Indemnification of Directors and Officers.

Article 33 of the Registrant’s Third Amended and Restated Memorandum and Articles of Association provides, among other things, that: its directors, officers, secretary, any person appointed to a committee by the Board of Directors, and employees and agents and its liquidator or trustees (if any) who have acted in relation to any of the affairs of the Registrant and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Registrant from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators shall or may incur or sustain by or by reason of any act done, concurred in or omitted (actual or alleged) in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom moneys or effects belonging to the Registrant shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Registrant shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto; provided, that, this indemnity shall not extend to any matter in respect of any willful negligence, willful default, fraud or dishonesty which may attach to such persons.

Article 3 of the Deed of Indemnity by and between the Registrant and each indemnitee provides contractual indemnification for such indemnitee meant to supplement that indemnification found in the Articles. The Deed of Indemnity provides that the Registrant will indemnify and hold harmless any indemnitee to the fullest extent permitted by law, against any and all expenses and losses, and any local or foreign stamp duties or taxes imposed as a result of the actual or deemed receipt of any payments under this Deed, that are paid or incurred by the indemnitee in connection with such proceeding. The Registrant will indemnify and hold harmless any indemnitee for all expenses paid or incurred by indemnitee in connection with each successfully resolved claim, issue or matter on which indemnitee was successful. The Deed of Indemnity further provides that the Registrant will not provide indemnification for any proceeding initiated or brought voluntarily by the indemnitee against the Registrant or its directors, officers or employees, or for any accounting of profits made from the purchase and sale by the indemnitee of the Registrant’s securities.

Article 4 of the Deed of Indemnity provides that the Registrant will advance, to the fullest extent permitted by law, to the indemnitee any and all expenses paid or incurred by indemnitee in connection with any proceeding (whether prior to or after its final disposition), provided that the indemnitee is otherwise entitled to indemnification under the Deed.

Article 5 of the Deed of Indemnity provides that to the fullest extent permitted by law, if the indemnification provided for in the Deed is unavailable to the indemnitee for any reason whatsoever, the Registrant in lieu of indemnifying indemnity, will contribute the amount of expenses or losses incurred or paid by indemnitee in connection with any proceeding in proportion to the relative benefits received by us and all of our officers, directors, and employees of the Registrant other than the indemnitee who are or would be jointly liable with indemnitee, on the one hand, and indemnitee, on the other hand, from the transaction from which such proceeding arose; provided, however, that the proportion determined on the basis or relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative the Registrant’s fault and all of its officers, directors, and employees other than the indemnitee who are jointly liable with indemnitee, on the one hand, and indemnitee, on the other hand, in connection with the events that resulted in such expenses and losses, as well as any other equitable considerations which applicable law may require to be considered.

ITEM 7.    Exemption From Registration Claimed.

Not applicable.

ITEM 8.    Exhibits.

Exhibit Number	Description of Exhibit
4.1*	Third Amended and Restated Memorandum and Articles of Association of Greenlight Capital Re, Ltd. (incorporated by reference to Amendment No. 1 of the Registration Statement filed on March 9, 2007)
4.2*	Greenlight Capital Re, Ltd. Amended and Restated 2004 Stock Incentive Plan (incorporated by reference to Amendment No. 4 of the Registration Statement filed on May 9, 2007)
4.3*	Greenlight Capital Re, Ltd. Form of Directors’ Restricted Stock Award (incorporated by reference to Amendment No. 4 of the Registration Statement filed on May 9, 2007
4.4*	Greenlight Capital Re, Ltd. Form of Employees’ Restricted Stock Award (incorporated by reference to Amendment No. 4 of the Registration Statement filed on May 9, 2007)
4.5*	Form of Stock Option Agreement (incorporated by reference to the initial filing of the Registration Statement filed on January 16, 2007)
4.6*	Form of Specimen Certificate of Class A Ordinary Shares (incorporated by reference to Amendment No. 4 to the Registration Statement filed on May 9, 2007)
5.1	Opinion of Turner & Roulstone
23.1	Consent of Turner & Roulstone (included in Exhibit 5.1)
23.2	Consent of BDO Seidman, LLP
24.1	Power of Attorney (included as part of the signature page)

*	Incorporated by reference to exhibits included with the Registrant’s Registration Statement on Form S-1 (File No. 333-139993), as amended, originally filed with the Commission on January 16, 2007.

ITEM 9.    Undertakings.

a.    The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any propectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3.	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

e.    The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

h.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Georgetown, Cayman Islands, on this 2 day of July, 2007.

GREENLIGHT CAPITAL RE, LTD. (Registrant)

By:	/s/ Leonard Goldberg
Leonard Goldberg Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears in this Registration Statement in any capacity hereby constitutes and appoints Leonard Goldberg and Tim Courtis, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with the Securities and Exchange Commission, with all exhibits thereto, and other documents in connection therewith, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or desirable.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Leonard Goldberg	Chief Executive Officer (Principal Executive Officer) and Director	July 2, 2007

Leonard Goldberg

/s/ Tim Courtis	Chief Financial Officer (Principal Financial and Accounting Officer)	July 2, 2007

Tim Courtis

*	Director and Chairman	July 2, 2007

David Einhorn

*	Director	July 2, 2007

Alan Brooks

*	Director	July 2, 2007

Frank D. Lackner

*	Director	July 2, 2007

Joseph Platt, Jr.

*	Director	July 2, 2007

Jerome Simon

By: /s/ Leonard Goldberg	Attorney-in-fact	July 2, 2007

Leonard Goldberg

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Greenlight Capital Re, Ltd. in the State of New York on this 18 day of June 2007.

Corporation Service Company

By:	/s/ Jonathan Giddings
Name: Jonathan Giddings Title: Customer Service Representative